Exhibit 4.5

AMENDMENT TO WARRANT AGREEMENTS

This AMENDMENT TO WARRANT AGREEMENTS (this “Amendment”) is made and entered into as of December 19, 2013 (the “Amendment Date”) by and between EQUITRUST USA, a Maryland real estate investment trust (“Issuer”), and CROWNIKK USA, LLC, a Delaware limited liability company (“Holder”).

BACKGROUND

A.                                    Pursuant to the Amended and Restated Membership Purchase Agreement dated as of August 30, 2013 among Holder as Seller, Issuer as Purchaser, and Cataloochee Holdings, LLC, a Delaware limited liability company (“Holdings”), Issuer and Holder previously have entered into a Warrant Agreement dated August 30, 2013 (the “Holdings Warrant”) granting Holder the right to purchase a number of Issuer’s common shares of beneficial interest, par value $.0001 per share (“Common Shares”), to be determined in accordance with the terms of the Holdings Warrant.

B.                                    Pursuant to the Amended and Restated Membership Purchase Agreement dated as of August 30, 2013 among Holder as Seller, Issuer as Purchaser, and Cataloochee Commons, LLC, a Delaware limited liability company (“Commons”), Issuer and Holder previously have entered into a Warrant Agreement dated August 30, 2013 (the “Commons Warrant”) granting Holder the right to purchase a number of Common Shares to be determined in accordance with the terms of the Commons Warrant.

C.                                    Pursuant to the Amended and Restated Membership Purchase Agreement dated as of August 30, 2013 among Holder as Seller, Issuer as Purchaser, and Cataloochee Hospitality, LLC, a Delaware limited liability company (“Hospitality”), Issuer and Holder previously have entered into a Warrant Agreement dated August 30, 2013 (the “Hospitality Warrant”) granting Holder the right to purchase a number of Common Shares to be determined in accordance with the terms of the Hospitality Warrant.

D.                                    Issuer is conducting an initial public offering of Common Shares pursuant to a Registration Statement on Form S-11 originally filed with the U.S. Securities and Exchange Commission on December 28, 2012 with Registration No. 333-185748 (the “Offering”).

E.                                     The terms of the Holdings Warrant, the Commons Warrant, and the Hospitality Warrant (collectively, the “Warrants”) could give Holder the ability to acquire majority ownership of the Company upon exercise of the Warrants; or, alternatively, could result in Holder receiving a majority of the proceeds of the Offering.

F.                                      Neither Holder nor Issuer intended the exercise of the Warrants to give Holder the ability to acquire majority ownership of the Company or to receive a material portion of the proceeds of the Offering.

AGREEMENT

THEREFORE, in consideration of the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth, Issuer and Holder (each, a “Party”; collectively, the “Parties”) hereby agree as follows:

1.                                      Compliance with Applicable Law

Notwithstanding any other provision of any Warrant, Holder shall not exercise any Warrant, in whole or in part, in any manner that, in the reasonable judgment of Issuer, could result in the issuance of Common Shares in violation of any provision of the Amended & Restated Declaration of Trust of Issuer, or in a violation by either Party of any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement applicable to Issuer or its business or assets, Holder, the Warrant, or the Common Shares (including but not limited to Common Shares issuable upon exercise of any Warrant), including without limitation any provision of the Internal Revenue Code of 1986, as amended, and/or the regulations promulgated thereunder pertaining to an election by Issuer to be taxed as a real estate investment trust thereunder.

2.                                      Offering Proceeds

Notwithstanding any other provision of any Warrant, Holder shall have the right, upon any exercise of any Warrant (including without limitation any redemption of the Holdings Warrant pursuant to Section 7 thereof, any redemption of the Commons Warrant pursuant to Section 7 thereof, or any redemption of the Hospitality Warrant pursuant to Section 7 thereof, at the instigation of either Party in any case), to receive no more than fifty percent (50%) of the net proceeds of the Offering actually received by Issuer as of the date of exercise.

3.                                      Savings Provision

In the event that the exercise of any Warrant or Warrants by Holder (including any redemption of any Warrant at the instigation of Holder) would (a) violate, in the reasonable judgment of Issuer, any limitation set forth in Section Error! Reference source not found. or Section 2 of this Amendment, or (b) result in Issuer holding insufficient funds to be able to pay its debts and expenses as they come due, then in each such case Issuer shall have the right to decline such exercise, by written notice to Holder. Issuer’s notice of declination shall specify the portion of the Warrant or Warrants that may be exercised by Holder without causing such a violation or insufficiency. Within 30 days after any notice of declination by Issuer, Holder may re-exercise the Warrant or Warrants for the permissible portion thereof specified in Issuer’s notice of declination; and the effective date of Holder’s subsequent exercise of the Warrant or Warrants shall be deemed to be the date of Holder’s original exercise rejected by Issuer. If Holder fails to re-exercise the Warrant or Warrants within 30 days after Issuer’s notice of declination, then any subsequent exercise of any Warrant by Holder shall be effective only as of the date of such subsequent exercise.

4.                                      Effect on Agreement

Except as expressly set forth in this Amendment, the Warrants shall remain in full force and effect. Any reference to the Warrants, either in the Warrants or in any other document, shall be a reference to the Warrants as amended by this Amendment.

5.                                      General Provisions

(a)                                 Capitalized terms used but not defined in this Amendment have the meanings given thereto in the Warrants.

(b)                                 Whenever the context requires, the gender of all words used in this Amendment shall include the masculine, the feminine, and the neuter, and the number of all words shall include the singular and the plural.

(c)                                  The headings of sections and paragraphs of this Amendment are for reference purposes only and shall not affect the meaning or interpretation of any provision.

(d)                                 This Amendment, and the Warrants as amended hereby, embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating to such subject matter.

(e)                                  The invalidity or unenforceability of this Amendment, or of the Warrants as amended hereby, shall not affect the validity or enforceability of any other provision of this Amendment or of the Warrants as amended hereby.

EquiTrust USA

(f)                                   This Amendment may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof but all such counterparts together shall constitute one and the same document.

SIGNATURES

IN WITNESS WHEREOF this Amendment to Warrant Agreements has been duly executed and delivered by Issuer and Holder as of the Amendment Date.

Issuer:

EQUITRUST USA, a Maryland real estate investment trust

By:	/s/ Donald C. Buenger

Name:	Donald C. Buenger

Title:	Chair of the Board

Holder:

CROWNIKK USA, LLC, a Delaware limited liability company

By:	/s/ M. Lugar

Name:

Title: